Exhibit 99.1


                 WYNN RESORTS, LIMITED ANNOUNCES SUBSIDIARIES'
                   PRIVATE PLACEMENT OF FIRST MORTGAGE NOTES

LAS VEGAS - (BUSINESS WIRE) - November 23, 2004 - Wynn Resorts, Limited (Nasdaq: WYNN ) today announced the sale, in a private placement transaction, of $1.3 billion aggregate principal amount of 6-5/8% First Mortgage Notes due 2014 issued by its subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. The closing of the transaction is expected to occur on December 14, 2004 and is subject to customary conditions.

The issuance of the notes is part of the previously announced refinancing of the existing debt of Wynn Las Vegas, LLC. Wynn Las Vegas, LLC intends to use the net proceeds from the sale of the notes, together with a capital contribution from Wynn Resorts of a portion of the net proceeds received from its recently completed public offering of common stock, available cash on hand, and borrowings under Wynn Las Vegas, LLC's anticipated new credit facilities, to repurchase or repay existing debt, pay costs associated with completion of the Wynn Las Vegas hotel and casino resort, and pay a portion of the costs to develop Encore at Wynn Las Vegas, the recently announced expansion of the project.

The holders of the notes will be entitled to certain registration rights and will able to require Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. to repurchase the notes upon the occurrence of a change of control. Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. will be entitled to redeem the notes under certain circumstances.

The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.

Contact:
              Wynn Resorts, Limited
              Samanta Stewart, 702-770-7555
              investorrelations@wynnresorts.com

Source: Wynn Resorts, Limited